EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS RECORD ANNUAL SALES

SALES UP 25% FOR THE YEAR 2007 AND 14% FOR THE FOURTH QUARTER
EARNINGS IN LINE WITH COMPANY’S EXPECTATIONS

Cleveland, Ohio — February 8, 2008 — Brush Engineered Materials Inc. (NYSE-BW) today reported fourth quarter 2007 sales of $236.3 million, up $28.4 million or 14% compared to the fourth quarter of 2006. Net income for the fourth quarter was $12.3 million or $0.60 per share, diluted.

Reported results for the quarter included the previously announced benefit related to a litigation settlement and a lower of cost or market inventory charge, the net of which favorably affected earnings by approximately $0.25 per share. The prior year fourth quarter earnings per share was $1.48 and included a non-cash benefit of $1.04 per share related to the reversal of a deferred tax valuation allowance. Absent the deferred tax valuation allowance benefit, the Company earned $0.44 per share in the fourth quarter of 2006.

Fourth quarter earnings were negatively affected when compared to the prior year due to two factors. First, lower production, poorer yields and a weaker mix resulted in lower profits in Specialty Engineered Alloys. Second, lower sales were recorded in the Beryllium and Beryllium Composites segment due to a sizable non-repeat high margin program that was completed in the prior year.

Fourth quarter 2007 was the twentieth consecutive quarter where sales were higher than the comparable quarter of the prior year and the ninth consecutive quarter of double digit sales growth. While not up to the expectations coming into the quarter, the majority of the sales growth in the quarter was driven by demand from the data storage market for the Company’s new hard disk drive materials as the conversion to perpendicular media continues to ramp up. Increased demand in disc drive arm materials and ToughMet® materials also contributed to the growth in sales. International sales continued to grow at a faster rate than domestic sales, reaching 46% of total sales in the quarter compared to 37% in the fourth quarter of the prior year. The majority of the international growth was in Asia where the Company continues to expand its presence in China, Japan, Korea and Singapore.

For the year, sales were a record $951.1 million, up $188.0 million, or 25%, compared to the prior year. Sales growth, net of metal prices, was approximately 20%, the second consecutive year of organic growth above 20%. Net income for the year was $53.3 million, or $2.59, diluted, per share, compared to net income of $49.6 million, or $2.45 per share, diluted, for 2006. Excluding the reversal of the deferred tax valuation allowance, the Company earned $1.38 per share in 2006. Earnings in 2007 were affected by the aforementioned litigation settlement, lower of cost or market charges, a loss on the sale of a small business and a gain on the sale of low cost ruthenium purchased in 2006. The combined affect of these items is approximately $0.80 per share. Excluding these items, the operating run rate was $1.79 per share in 2007, an increase of 30% compared to the prior year.

Operating profit margins continued to improve in 2007 reaching 8.9% of sales for the year. Excluding the net benefit of the items noted above and metal price inflation, operating profit was 6.4% of sales in 2007, compared to 5.7% in 2006. The operating margin improvement was driven by the leverage from the Company’s sales growth as well as the ongoing initiatives to lower costs and increase operating efficiencies.

BALANCE SHEET

The Company continued to strengthen its balance sheet in 2007 and ended the year with significant financial flexibility. The debt, net of cash position improved during the year by approximately $30.0 million. As a result, the debt to debt-plus-equity ratio improved to approximately 9% in spite of an increase of over $35.0 million in inventory and receivables to support the substantial increase in sales. In addition the Company increased its precious metal consignment lines by $95 million and increased its revolving credit agreement by $115 million adding both financing capacity and flexibility. The increased capacity and flexibility adds the liquidity to support the expected future growth.

ACQUISITION

On February 4, 2008 the Company completed the acquisition of substantially all of the assets of Techni-Met, Inc., a manufacturer of precious metal coated thin films, headquartered in Windsor, Connecticut. This highly complementary business extends the Company’s leadership and geographical reach in high-growth, technically demanding thin film markets and allows the Company to pursue strategic growth opportunities in the medical diagnostics as well as other targeted markets. The purchase price of the acquisition was approximately $90 million and was financed with internally generated cash and proceeds of approximately $30 million from the Company’s new $240 million revolving line of credit. It is anticipated that the acquisition will be accretive in 2008.

BUSINESS SEGMENT REPORTING

Beginning with the fourth quarter of 2006, the Company changed its segment reporting to more closely align with the way the business is currently managed. Prior-year results have been adjusted for each segment to reflect the change.

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the fourth quarter of 2007 were up 41% to $130.9 million compared to $93.2 million in the fourth quarter of the prior year. Sales for 2007 were $515.3 million, 50% above the same period last year. Organic growth, which excludes metal price inflation, was approximately 26% in the fourth quarter and 41% for the year. Operating profit for the fourth quarter was $10.3 million, up $4.5 million compared to $5.8 million for the fourth quarter of 2006. Operating profit for the year was $59.4 million, up $28.8 million compared to the same period last year.

The strong sales growth throughout 2007 was driven primarily by demand for Williams Advanced Materials Inc.’s (WAM) new ruthenium-based perpendicular media materials for the data storage market. In addition, wireless telecommunications and photonics product applications, semiconductor and inorganic materials also contributed to the strong sales growth throughout the year. Although WAM made good progress in the fourth quarter in its ongoing efforts to qualify its materials for certain customer specification changes and additional opportunities in the magnetic media market this customer driven qualification process for both specification changes and the additional opportunities is taking longer than anticipated and slowed the growth during the quarter.

Operating profit for the fourth quarter was 8% of sales compared to 6% for the prior year driven primarily by the leverage from the increased sales volume.

Specialty Engineered Alloys

The Specialty Engineered Alloys segment consists of Alloy Products which includes bulk and strip form high performance copper-based alloy products, hydroxide and the Company’s line of ToughMet® materials.

Specialty Engineered Alloys’ sales for the fourth quarter were $69.9 million, down 4% compared to the fourth quarter 2006 sales of $73.1 million. Sales for 2007 of $290.0 million were up $14.3 million or 5% higher than sales of $275.6 million for 2006. The operating loss for the fourth quarter was $1.7 million versus an operating profit of $2.3 million for the fourth quarter of 2006. Operating profit for 2007 was $7.6 million compared to $7.9 million for 2006.

The increase in sales for the year 2007 is due primarily to higher selling prices and the pass through of higher base metal prices, particularly copper passed through to customers. Alloy Products continues to experience strong demand from its global oil and gas, aerospace, heavy equipment and undersea telecommunications markets. New products such as ToughMet are continuing to find their way into new application opportunities particularly in aerospace, oil and gas and heavy equipment markets. This strength however was offset in the quarter by the continued weak demand from a key customer in the telecommunications handset market.

The fourth quarter operating loss in this segment was due to lower production levels and yields as well as a weaker mix.

Beryllium and Beryllium Composites

The Beryllium and Beryllium Composites segment consists of Beryllium Products including beryllia ceramic manufactured by Brush Ceramic Products Inc.

Beryllium and Beryllium Composites’ sales for the fourth quarter of 2007 were $13.7 million, down 35%, compared to 2006 fourth quarter sales of $20.9 million. Sales for 2007 of $60.5 million were up $2.9 million, or 5% compared to the same period last year. Operating profit for the fourth quarter was $1.1 million versus $4.6 million for the fourth quarter of 2006. Operating profit for 2007 was $7.8 million, as compared to operating profit of $7.4 million for 2006.

The Beryllium and Beryllium Composites lower sales volume and related operating profit for the fourth quarter was due primarily to non-repeat sales in the fourth quarter 2006 for the Joint European Torus (JET), a nuclear fusion reactor. Defense sales of AlBeMet® materials continued to show strength throughout 2007 driven by tactical optics (including FLIR systems), airborne electronics and space systems. Medical and industrial x-ray and acoustic speaker product applications also contributed to the sales growth for the year.

Engineered Material Systems

Engineered Material Systems’ sales for the fourth quarter of 2007 were $18.7 million, up $2.9 million, or 18%, compared to the fourth quarter 2006 sales of $15.8 million. Sales for 2007 of $70.9 million were up $2.2 million or 3% compared to 2006 sales of $68.7 million. Operating profit in the fourth quarter was $1.7 million compared to an operating loss of $0.4 million for the fourth quarter of 2006. Operating profit for 2007 of $4.7 million was up $2.0 million or 72% versus an operating profit of $2.7 million for 2006.

The increase in sales for the fourth quarter and year was driven by stronger demand for disk drive applications. New products accounted for 42% of Technical Materials, Inc.’s (TMI) sales in the fourth quarter of 2007. The sales order entry rate also strengthened during the fourth quarter.

The higher operating profit for the fourth quarter was due to the improved sales volume and operating performance.

OUTLOOK

The year 2007 brought significant growth in sales and profits, especially in the first half of the year. Overall, the Company’s global markets continued to present double digit organic growth opportunities and management remains confident that the Company will continue to see considerable opportunity in 2008 and beyond.

The strong organic growth seen in 2007 was aided by strong demand across many of the Company’s key markets. Important in 2007 was the success of the Company’s new products which are targeted at new markets and the faster growing and higher technology applications in existing markets. The consumer electronics related markets, which include portions of telecommunications and computer, as well as magnetic data storage, were especially strong earlier in the year. The Company’s oil and gas, heavy equipment, aerospace and defense markets also continued to show strong demand throughout the year.

As the year 2007 came to a close and 2008 began, the Company did expect stronger demand than what it is currently experiencing in two of its key markets. Demand from customers and for applications served by the Company’s Specialty Engineered Alloys segment in the cell phone handset market are well below expectations. In magnetic media, or hard disc drives, product qualifications are not where the Company expected them to be and thus, the demand from the customers the Company supplies in support of the industry conversion to perpendicular media technology is below the Company’s previous expectations.

In spite of these weaker markets and weakening conditions in the economy, which add additional uncertainty, growth in data storage together with the growth brought by the recent acquisition, are at this time expected to more than offset the negative conditions noted above, thus leading to solid growth in both sales and earnings for the year.

The Company at this time expects the sales growth rate in 2008 to be above 10%. The potential is for earnings to be as much as 30% above the 2007 operating run rate and therefore in the range of $1.80 to $2.30 per share. This, of course, assumes that a significant macro-economic downturn does not occur.

It is important to continue to reiterate that the Company’s sales and earnings estimates are subject to significant variability. Metal price changes, metal supply conditions, fluctuations in demand levels driven by such factors as inventory swings in the market, and new product ramp-up rates in critical markets such as the media market can have a significant effect on actual results. The outlook for the year is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Commenting on the results, Dick Hipple, Chairman, President and CEO, stated, “2007 was a year of exceptional growth for our Company. Our long-term strategic initiatives of developing new products, broadening our market breadth and geographic expansion have yielded a significant improvement throughout 2007 with record annual sales and substantially improved profitability from operations. We are well positioned throughout the Company to continue our growth in 2008. We remain committed to enhancing value for our shareholders.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 2:00 p.m. Eastern Time, February 8, 2008. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2008;

•	Our success in developing and introducing new products and new product ramp up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the recent acquisition of the assets of Techni-Met, Incorporated;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, exchange rates, interest rates, metal financing fees, pension and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2007	2006
Assets
Current assets
Cash and cash equivalents	$31,730	$15,644
Accounts receivable	108,687	86,461
Inventories	165,189	151,950
Prepaid expenses	17,723	13,988
Deferred income taxes	6,107	3,541

Total current assets	329,436	271,584
Other assets	11,804	13,577
Related-party notes receivable	98	98
Long-term deferred income taxes	1,139	15,575
Property, plant and equipment	583,961	557,861
Less allowances for depreciation,
depletion and amortization	397,786	381,932

	186,175	175,929
Goodwill	21,899	21,834

	$550,551	$498,606

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$24,903	$28,076
Current portion of short-term debt	600	632
Accounts payable	27,066	30,744
Other liabilities and accrued items	55,936	52,161
Unearned revenue	2,569	314
Income taxes	2,109	4,515

Total current liabilities	113,183	116,442
Other long-term liabilities	11,629	11,642
Retirement and post-employment benefits	57,511	59,089
Long-term income taxes	4,327	—
Deferred income taxes	182	151
Long-term debt	10,005	20,282
Shareholders’ equity	353,714	291,000

	$550,551	$498,606

Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars in thousands except share and per share amounts)	2007	2006	2007	2006
Net sales	$236,251	$207,827	$951,056	$763,054
Cost of sales	197,017	159,328	754,384	600,882

Gross margin	39,234	48,499	196,672	162,172
Selling, general and administrative expenses	34,527	33,051	117,217	111,002
Research and development expenses	1,423	1,160	4,992	4,166
Other-net	(15,539)	1,204	(10,002)	3,164

Operating profit	18,823	13,084	84,465	43,840
Interest expense	220	885	1,760	4,135

Income before income taxes	18,603	12,199	82,705	39,705
Income taxes	6,279	(18,122)	29,420	(9,898)

Net income	$12,324	$30,321	$53,285	$49,603

Per share of common stock: basic	$0.60	$1.52	$2.62	$2.52
Weighted average number
of common shares outstanding	20,388,000	20,013,000	20,320,000	19,665,000
Per share of common stock: diluted	$0.60	$1.48	$2.59	$2.45
Weighted average number
of common shares outstanding	20,665,000	20,443,000	20,612,000	20,234,000